UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ESCHELON TELECOM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

730 Second Avenue South, Suite 900
Minneapolis, Minnesota 55402
(612) 376-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007

The Annual Meeting of Stockholders of Eschelon Telecom, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 17, 2007, at 2:00 p.m., local time, at the U.S. Trust Building, 730 2nd Avenue South, Suite 900, Minneapolis, MN 55402, for the following purposes:

1.      To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed.

2.      To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

3.      To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

The Board of Directors has fixed April 10, 2007, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2006 Annual Report to Stockholders for the fiscal year ended December 31, 2006.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

J. Jeffery Oxley, Executive Vice President, Law & Policy,
General Counsel and Secretary
April 27, 2007
Minneapolis, MN

730 Second Avenue South, Suite 900
Minneapolis, Minnesota 55402
(612) 376-4400

PROXY STATEMENT

The Board of Directors of Eschelon Telecom, Inc. (the “Company”), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 17, 2007, at 2:00 p.m., local time, at the U.S. Trust Building, 730 2nd Avenue South, Suite 900, Minneapolis, MN 55402, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about April 27, 2007.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., April 10, 2007 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 18,073,545 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. The election of directors shall be determined by a plurality of votes cast by the stockholders entitled to vote in such election. Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors.

Proxies

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•       delivering written notice of revocation to the Company, Attention:  J. Jeffery Oxley;

•       delivering a duly executed proxy bearing a later date to the Company; or

•       attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors, the ratification of the selection of the Company’s independent registered public accounting firm and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by us. The Company has retained The Altman Group, a proxy solicitation firm, to assist with the solicitation of proxies. The Company does not anticipate the fees paid to The Altman Group, exclusive of reimbursement costs, to exceed $2,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, electronic mail or telegram.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board shall be approved by a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Set forth below is certain information concerning the seven directors of the Company nominated to be elected at the Annual Meeting:

Richard A. Smith, age 56, has served as our Chief Executive Officer since August 2003, as President since April 2000 and as a member of the Board since July 2000. He also served as our Chief Financial Officer from October 1998 to March 2000 and as Chief Operating Officer from March 1999 to July 2003. From 1972 to 1998, Mr. Smith held various positions at Frontier Corporation, including controller, chief information officer, president of Frontier Information Technologies, vice president of Midwest Telephone Operations, network plant operations director, director of business development and vice president of financial management. Mr. Smith holds degrees in Electrical Technology from the Rochester Institute of Technology, Electrical Engineering from the State University of New York at Buffalo, Mathematics from the State University of New York at Brockport, and Business from the University of Rochester’s Simon School.

Clifford D. Williams, age 59, is our founder, and has served as Chairman of the Board since July 1996. He also served as our Chief Executive Officer from July 1996 to August 2003 and as our President from July 1996 to April 2000. From September 1995 to July 1996, Mr. Williams raised capital for our formation. From March 1992 to September 1995, Mr. Williams was president and chief executive officer of ETI. From 1971 to 1991, Mr. Williams held a variety of senior management positions in the cable television industry, leading to vice president and general manager for Rogers Communications Inc. in Minneapolis.

Louis L. Massaro, age 60, has served as a member of our Board since July 2005. Since 1998, he has counseled various start-up entities and evaluated various telecommunications industry opportunities. Mr. Massaro retired from Frontier Corporation in 1998, where he was employed since 1969. His most recent position at Frontier Corporation was executive vice president, chief financial officer and chief administrative officer. Mr. Massaro serves on the board of Epok, Inc., a privately held company.

Marvin C. Moses, age 62, has served as a member of our Board since January 1999. He is presently on the advisory board of the University of Illinois, Center for Entrepreneurial Development, which he joined in 2003. Mr. Moses is a private investor and has acted as a communications consultant from 1996 to the present. From 1988 to 1996, Mr. Moses served as executive vice president and chief financial officer of ALC Communications/Frontier. Mr. Moses was the senior vice president and chief financial officer at Cable & Wireless Communications’ US operations from 1982 to 1988.

Mark E. Nunnelly, age 48, has served as a member of our Board since September 1999. Mr. Nunnelly is a managing director at Bain Capital, a leading global private investment firm based in Boston. Prior to joining Bain Capital in 1990, Mr. Nunnelly was a partner of Bain & Company. Mr. Nunnelly serves on the board of directors of a number of companies and non-profit organizations, including Houghton-Mifflin Company, Domino’s Pizza LLC, Warner Music Group and DoubleClick Inc.

Ian K. Loring, age 40, has served as a member of our Board since August 2001. Mr. Loring is a managing director at Bain Capital, a global investment company. Prior to joining Bain Capital in 1996, Mr. Loring was a vice president of Berkshire Partners, with experience in its specialty manufacturing, technology and retail industries. Mr. Loring serves on the boards of directors of Warner Music Group, Cumulus Media Partners and other private companies.

James P. TenBroek, age 46, has served as a member of our Board since November 2000. Mr. TenBroek is a managing director at Wind Point Partners. Prior to joining Wind Point Partners in 1997, Mr. TenBroek was an investment professional at GTCR, Inc. and previously had been an engineering manager at Hewlett-Packard Company. Mr. TenBroek represents Wind Point Partners on the boards of directors of U.S. Security Associates, Inc. and Active Interest Media, Inc.

Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors met six times during 2006. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the

Board of which he was a member, with the exception of Mr. Loring. During 2006, the Board had a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Loring, Moses and TenBroek, all of whom are independent members of our Board. Mr. TenBroek serves as the chairman of this committee. Our Board has adopted a charter governing the activities of the Nominating and Corporate Governance Committee. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.eschelon.com. Pursuant to its charter, the Nominating and Corporate Governance Committee’s tasks include developing criteria for selecting new directors, identifying and recommending individuals qualified to become Board members and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the size and composition of the Board and monitoring the effectiveness of the Board in the corporate governance process. The committee also develops and recommends to the Board corporate governance principles applicable to the Company. Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the committee’s understood needs of the Board at that time. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. The Company retained the firm of SpencerStuart to assist in developing a list of potential candidates for directorships from April through August 2005. Currently, the Company has no search firm under retainer.

The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Secretary of the Company, not later than 120 calendar days in advance of the first anniversary of the date that the previous year’s proxy statement was mailed out to stockholders, in order to assure time for meaningful consideration by the committee. See also “Notice of Stockholder Business” for Bylaw requirements for proposals.

The Nominating and Corporate Governance Committee met one time in 2006 and did not act by unanimous written consent in lieu of a meeting on any occasion.

All of the nominees for directors being voted upon at the Annual Meeting are directors standing for re-election.

Stockholder Communication with Board Members

Any shareholder wishing to contact the Board of Directors or any committee shall follow the proper Company procedures by addressing a written communication to The Board of Directors, Eschelon Telecom, Inc., c/o General Counsel and Corporate Secretary, 730 Second Ave. South, Suite 900, Minneapolis, MN 55402.

Board Member Attendance at Annual Meetings

Messrs. Smith and Williams attended the 2006 Annual Meeting of Stockholders.

Code of Ethics

The Company’s Code of Ethics and Business Conduct may be found on the Company’s website at www.eschelon.com under the Investor Relations tab. The Company shall provide to any person without charge, upon request, a copy of such code of ethics, if a request is sent to the Company in care of the Corporate Secretary.

Director Independence

The listing standards of the Nasdaq Global Market (“Nasdaq”) require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Nasdaq listing standards, the Board has determined that all of the directors are independent, other than Messrs. Smith and Williams.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Loring, Massaro and Moses, each of whom is independent as the term “independence” is defined in the applicable listing standards of the Nasdaq Global Market and Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Massaro and Moses qualifies as an audit committee financial expert, as that term is defined in the Exchange Act. The responsibilities of this committee include:

•       the appointment, compensation, retention and oversight of our independent public accountants;

•       reviewing with the independent public accountants the plans and results of the audit engagement;

•       approving professional services provided by the independent public accountants;

•       reviewing our critical accounting policies and discussing with management and our independent public accounts our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

•       reviewing the independence of the independent public accountants;

•       annually reviewing the Audit Committee charter and the committee’s performance;

•       reviewing and approving all related-party transactions; and

•       reviewing the adequacy of our internal accounting and financial controls.

The Audit Committee met 12 times during 2006 and did not act by unanimous written consent in lieu of a meeting on any occasion. The charter of the Audit Committee is available on the Company’s website at www.eschelon.com.

Audit Committee Report

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006.

We have discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission and the Public Company Accounting Oversight Board, including those required by the Statement on Auditing Standards No. 61, as amended.

We have received and reviewed the letter from Ernst & Young LLP required by the Independence Standards Board, and have discussed with Ernst & Young their independence, including the written disclosures and letter required by Independence Standard No. 1 of the Independence Standards Board.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Ian K. Loring
Louis L. Massaro
Marvin C. Moses

Compensation Committee

The Compensation Committee consists of Messrs. Nunnelly and TenBroek, each of whom is independent in accordance with the applicable rules and regulations of the SEC and Nasdaq. This Committee is responsible for determining compensation for our executive officers and other employees, and administering the compensation programs.

The Compensation Committee met four times during 2006 and did not act by unanimous written consent in lieu of a meeting on any occasion. The charter of the Compensation Committee is available on the Company’s website at www.eschelon.com.

Director Compensation

The Compensation Committee recommended director compensation be set in line with the SpencerStuart Board Index. SpencerStuart is a privately held, global executive search firm. The data reported therein are obtained from an analysis of S&P 500 companies and was taken from the most recent proxies. The average director was paid a retainer of $50,000 and received a fee for each meeting attended of $1,700. In addition, committee chairs receive higher fees. In approving independent director compensation, no director voted on his own compensation. The following cash compensation was approved for 2006:

Type of Compensation	Mr. Loring	Mr. Massaro	Mr. Moses	Mr. Nunnelly	Mr. TenBroek
Basic	$55,000	$55,000	$55,000	$55,000	$55,000
Audit Chair	—	—	10,000	—	—
Committee	15,000	15,000	15,000	10,000	10,000
Meeting	9,000	9,000	9,000	9,000	9,000
Total	$79,000	$79,000	$89,000	$74,000	$74,000

EXECUTIVE OFFICERS

Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Smith is included under “Proposal No. 1—Election of Directors.” All executive officers hold office until a successor is chosen and qualified.

Geoffrey M. Boyd, age 39, has served as our Chief Financial Officer since March 2000. From November 1998 to March 2000, Mr. Boyd was chief financial officer of Logix Communications Enterprises, Inc. From September 1997 to November 1998, Mr. Boyd was director of mergers and acquisitions and strategic planning for Dobson Communications Corporation, the parent company of Logix. From August 1996 to September 1997 he was a vice president at MLC Industries, Inc., a company that has managed several cellular and paging companies. From January 1996 to September 1996, Mr. Boyd worked at Keystone Cellular, L.L.C., a start-up cellular acquisition company. From November 1994 to December 1995, he served as a vice president at Shawmut Bank. Mr. Boyd received a B.A. degree from Dartmouth College.

Arlin B. Goldberg, age 51, has served as our Executive Vice President of Information Technology since October 1996. Previously, from July 1995 to October 1996, Mr. Goldberg was the director of information services at Frontier, and from February 1993 to July 1995 Mr. Goldberg was the director of information services at ETI. Mr. Goldberg received his B.S.B. in accounting from the University of Minnesota.

David A. Kunde, age 47, has served as our Executive Vice President of Engineering and Network Operations since July 2001. Prior to that, from May 1999, he was our Vice President of Operations and Technology Planning. From 1994 until May 1999, Mr. Kunde held the positions of vice president of network engineering and director of network engineering and operations at Citizens Communications. From 1986 to 1994, Mr. Kunde held a variety of positions with Frontier. Mr. Kunde received a B.A. in physics from Wittenberg University and a M.B.A. from the University of Rochester’s William E. Simon graduate school.

William D. Markert, age 42, has served as our Executive Vice President of Network Financial Management since May 2006. Prior to that, from September 2001 to April 2006, Mr. Markert was Vice President of Network Financial Management. Mr. Markert joined us in December 1999 as Director of Cost of Access. Prior to joining us, Mr. Markert served in various regulatory, finance and management positions for Global Crossing and its predecessor companies. Mr. Markert holds a B.S. degree in Business Administration from the University of Wisconsin—Whitewater and an M.B.A. degree from the University of St. Thomas in St. Paul, Minnesota.

J. Jeffery Oxley, age 52, has served as our Executive Vice President of Law and Policy since May 2003. Since joining us in September 1999, he has also served as our Vice President, General Counsel and Director of Regulatory Affairs. Prior to joining us, from September 1995 to September 1999, Mr. Oxley served as Assistant Attorney General for the State of Minnesota. Mr. Oxley received a B.A. degree in economics from Stanford University, a M.A. degree in economics from Yale University and a J.D. degree from the University of Minnesota Law School, where he served as editor-in-chief of the Minnesota Law Review.

Robert E. Pickens, age 46, has served as our Chief Operating Officer since October 2006. From April 1996 to September 2006, Mr. Pickens served as Executive Vice President of Marketing. Prior to that, from July 1995 to March 1996, Mr. Pickens served as general manager of local services and operations for Frontier. From June 1990 to June 1995, Mr. Pickens served as marketing manager and marketing director for Enhanced Telemanagement Incorporated, or ETI, a competitive communications services provider that offered a full line of communications services and systems to small businesses in Minnesota,

Washington, Oregon, Illinois and Ohio. Mr. Pickens received a B.S.B. degree in marketing with distinction from the University of Minnesota’s Carlson School of Management.

Steven K. Wachter, age 45, has served as our Executive Vice President of Sales since August 1999. Prior to joining us, Mr. Wachter served in a variety of capacities at Ameritech Corporation since October 1994, including director of business sales for Wisconsin, east region general manager/director of small business marketplace, general manager/director of premises sales, and director of sales programming. Mr. Wachter received a B.S. degree from the State University of New York at Geneseo.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The Compensation Committee’s activity is governed by its charter, which is available on the Company’s website at www.eschelon.com. The Committee consists of two “independent” directors as defined by Nasdaq who are also “outside directors” within the meaning of the Internal Revenue Code Section 162(m).

The Compensation Committee establishes the principles to guide executive officer compensation programs and policies. The Committee approves the design of, assesses the effectiveness of, and administers the Company’s compensation programs in support of stockholder interests. In particular, with regard to executive compensation, the Committee reviews and approves the corporate goals and objectives relevant to the compensation of all executives with the rank of Vice President or higher. The Committee determines the base salary and incentive compensation of these executives and recommends equity-based compensation plans to the Board.

The Compensation Committee works closely with the Chairman, CEO and the Human Resources Department in making compensation decisions and equity-based compensation recommendations to the Board. Executive officer incentive stock option and restricted stock grant recommendations are reviewed and approved by the independent Board directors.

Compensation Philosophy and Program

The Company believes that Associate motivation is reinforced through the mission of the Company, the quality of the services and products we provide, the challenging nature of the work that we do, and the relationships we enjoy within and outside of the Company. The compensation program is the tangible form of reward that supports our company culture and creates an environment where Associates are challenged to add shareholder value in a positive work environment.

The Company’s compensation program attempts to provide total compensation that is at or above competitive market levels for companies of similar nature, size and geographic location. The program further seeks to compensate employees based on individual and Company performance, and contributions that have a positive impact on the organization’s ability to meet its goals and objectives.

The Company’s compensation plan consists of the following components:

•       base salary;

•       performance bonus plan;

•       incentive stock option and restricted stock plan;

•       employment agreement and change of control agreements; and

•       401(k) plan.

Base Salary

The Company administers base salaries at or near the median of comparative market rates. Median salaries for each position are analyzed and determined each year based upon the Mercer Consulting Group’s Compensation survey for Midwestern and Western Public Companies with a similar profile to Eschelon and its Telecommunications Compensation survey. Both surveys recently used included compensation information from approximately 50 telecommunications companies. Companies participating in the survey included Eschelon and many of its competitors, including Qwest Communications, Integra Telecom, McLeod USA, and TDS Telecom.

In addition to the Mercer surveys, the Compensation Committee benchmarked the named executives’ salaries against those reported in the public filings of its peers, including Cbeyond, Covad, ITC^DeltaCom, Level3, MPower, Time Warner Telecom, XO, and US LEC. The Company has not retained a compensation consultant to review its policies and procedures with respect to executive compensation.

The Company conducts annual performance reviews during the second quarter of each year with annual performance increases effective June 1. The Company uses a “focal point review” method that considers each employee’s current salary in relation to the Company benchmark (or base pay) in addition to performance. Performance increases are based on two factors:

a.   the employee’s present pay in comparison to the midpoint of the pay range for the job; and

b.   the level of performance of the employee measured against the employee’s goals and objectives.

The comparison of some executive officers’ compensation to the median market rates for those positions in 2005 and again in 2006 revealed that the Company had fallen behind with respect to the salaries paid for certain positions, including the positions of the named executive officers, on average 20.5% lower than the Mercer midpoint rates for publicly traded telecom companies. The Compensation Committee determined not to make up the discrepancy in one year, but instead to rectify this situation in stepped-up increases for these positions over two years, 2006 and 2007.

Performance Bonus Plan

The Compensation Committee has established a Performance Bonus Plan (the Plan) for many categories of employees, including executive officers. The purpose of the Plan is to recognize and reward employees for the achievement of Company goals, objectives and performance standards. Payment of bonuses is dependent on the company and individual achievement of specific performance goals. Bonus amounts are accrued monthly and paid out quarterly, when and if earned.

The Performance Bonus Plan weights performance relative to budget for network and business telephone systems (BTS) revenue, EBITDA, and free cash flow generation. For 2006, the base target for network revenue and EBITDA was 1.015 x budget, the base target for BTS revenue and EBITDA was 1.04 x budget, and the target for free cash flow was 1.01 x budget.

The performance targets were approved by the Board and were set at a level intended to challenge executive management. A major goal of executive management is to grow the Company’s revenue by increasing its penetration of existing markets and expanding the Company’s geographic area served by economically deploying additional facilities. In addition, the Company seeks to acquire other companies that meet its acquisition criteria. Another goal is to increase the Company’s free cash flow to fund further growth and repay debt. The overriding goal is to meet the EBITDA target level, which must be achieved before any bonuses are paid. The Company believes its EBITDA attainment is a critical factor in the market’s valuation of the Company.

Bonuses are calculated as a percentage of base salary. For the Chairman and CEO, the base bonus amount is 60% of salary and for the CFO, EVP of Network Engineering and EVP of Sales positions, the base bonus amount is 45% of salary. The Company believes these bonus percentages and the Company’s attainment of its budget objectives would result in bonus compensation comparable to the bonuses received by the officers’ peers in the telecommunications industry. The difficulty of achieving the target level of performance is indicated by the fact that the Company paid bonus amounts of 35% of salary for Mr. Smith, 34% of salary for Mr. Williams, 26% of salary for Mr. Boyd, and 27% of salary for Messrs. Kunde and Wachter for 2006.

Comparison to the Mercer compensation surveys showed that the Company’s executive bonus payments were in line with the market median.

Incentive Stock Option and Restricted Stock Plan

The Company administers a stock option plan that permits grants of incentive stock options, non-qualified stock options and restricted stock. The purpose of the plan is to provide long-term value and wealth creation for its option holders and shareholders, to align management’s interests with shareholders and motivate performance, and to retain employees. In determining option grants, the Compensation Committee and the Board sought to make grants comparable to the grants made to holders of similarly responsible positions in other public telecommunications companies of similar size. In June 2006, restricted stock rather than incentive stock options were issued in order to provide additional potential long-term value to the executives, but with a longer vesting period than previously granted options. The Compensation Committee and the Board considered it important that there be substantial unvested value to retain key executives.

In 2006, the Compensation Committee recommended, and the Board approved recommending to shareholders, that the Company’s authorized option pool be increased by 1,000,000 shares to 2,632,414 shares. The increase brought the option pool as a percentage of fully diluted shares to 15.3%. This is comparable to the 15.3% pool at US LEC, the Time Warner Telecom’s 18.6% pool, and the pools established in other companies that the Committee members are familiar with.

The Compensation Committee recommended, and the Board approved, the following ranges of option and restricted stock grants for executive officers. For the Chairman and CEO, the benchmark level for options and restricted stock is 300,000, for the CFO the benchmark level is 90,000 and for Executive Vice Presidents the benchmark level is 45,000.

The Company has granted stock options to executives with an exercise price equal to the closing price of the Company’s stock on the date of the grant. Previous stock option grants vested 20% on grant and 20% on each subsequent anniversary of the grant date. The Compensation Committee recommended in 2006 that because restricted stock rather than stock options were being granted, that the vesting be 0% on grant and 20% each anniversary of the grant date, thereby extending the vesting period for an additional year and providing an incentive for key executives at the Company to stay in their current positions for a longer period of time.

Employment Agreements; Change in Control Agreements

As further described in the section “Potential Payments Upon Termination of Employment or Change in Control,” we have executed employment agreements and/or change in control agreements with our named executive officers other than Mr. Williams. As the Company’s Founder, Mr. Williams chose not to execute a personal employment agreement. The Company has a non-binding general severance policy under which employees may receive severance payments in certain circumstances based on years of service and job level. Accordingly, Mr. Williams may be eligible for five weeks of pay for each year of service should his employment be terminated without cause or due to a change in control.

Mr. Smith is party to a three-year employment agreement, dated May 23, 2005. His annual base salary is $457,600 and he is eligible to receive an annual performance-based cash bonus up to 120% of his base salary, determined at the discretion of the Board or the Compensation Committee.

Mr. Boyd is party to a two-year employment agreement, dated March 7, 2000, as amended February 19, 2007 to extend the term of employment to April 30, 2009. His annual base salary is $277,552 and he is eligible to receive an annual performance-based bonus up to 75% of his annual base salary, determined at the discretion of the Board or the Compensation Committee.

Mr. Kunde is party to a change in control and severance pay agreement, dated April 21, 1999.

Mr. Wachter is party to an at-will employment agreement, dated July 19, 1999. His annual base salary is $210,350 and he is eligible to receive an annual performance-based bonus up to 75% of his annual base salary, determined at the discretion of the Board or the Compensation Committee.

In addition, the “2005 Change in Control Report—Prevalence and Design of Executive Change-In-Control Arrangements at Each of the Top 50 NYSE and NASDAQ Companies,” by Frederic W. Cook & Co. Inc. indicates that it is common to provide accelerated equity vesting upon a change in control. The report stated that 85% of the companies examined had some type of Change in Control protection.

401(k) Plan

In May 1998, we adopted a tax-qualified employee savings and retirement plan (the “401(k) Plan”), which generally covers our full-time employees located in the United States who have attained age 20 and completed three months of service. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the 401(k) Plan. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) Plan. Currently, we contribute an amount equal to 45 cents for each dollar contributed by each employee up to a maximum of 6% of each employee’s compensation. We may also make other discretionary contributions to the 401(k) Plan on behalf of participants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based upon the review and discussion with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee:

Mark E. Nunnelly
James P. TenBroek

EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation paid to or incurred on our behalf for the benefit of our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers, or the named executive officers, whose annual compensation equaled or exceeded $100,000 as of December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Richard A. Smith	2006	435,446	172,222	157,512	163,738	9,925	938,843
President and Chief Executive Officer
Geoffrey M. Boyd	2006	272,955	103,333	47,005	90,918	6,405	520,616
Chief Financial Officer
Clifford D. Williams	2006	356,430	34,444	134,386	121,947	13,318	660,525
Chairman of the Board of Directors
David A. Kunde	2006	202,319	26,427	22,559	55,036	6,808	313,149
Executive Vice President, Operations and Engineering
Steven K. Wachter	2006	202,995	52,055	24,150	55,165	7,392	341,757
Executive Vice President, Sales

(1)          The amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) but disregards a forfeiture assumption as directed by SEC regulations for this purpose. The assumptions used to calculate these amounts are set forth in Note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K as filed with the SEC on March 12, 2007.

(2)          The amounts reflect amounts earned in 2006 under the Company’s Performance Bonus Plan as further described in the “Compensation Disclosure and Analysis” section included elsewhere in this report.

Grants of Plan-Based Awards For 2006

The following table shows information regarding individual plan-based awards to our named executive officers during the fiscal year ended December 31, 2006:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value Of Stock Awards(2)
Richard A. Smith	6/09/06	100,000	$1,550,000
Geoffrey M. Boyd	6/09/06	60,000	$930,000
Clifford D. Williams	6/09/06	20,000	$310,000
David A. Kunde	6/09/06	15,000	$232,500
Steven K. Wachter	6/09/06	30,000	$465,000

(1)          The stock awards granted in 2006 vest 20% on each anniversary of the grant date with the first vesting occurring on June 9, 2007.

(2)          The grant date fair value of stock awards was calculated by multiplying the number of shares granted by $15.50, which was the closing price of our common stock on June 9, 2006.

Outstanding Equity Awards at Fiscal Year-End December 31, 2006

The following table shows information regarding outstanding equity awards held by our named executive officers at the end of the fiscal year 2006:

							Stock Awards
	Option Awards							Market
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Value of Shares or Units of Stock That Have Not Vested
Richard A. Smith							100,000	$1,981,000
	12	15,251	2/07/03	(1)	$0.68	2/06/13
	251	2,953	5/22/03	(1)	$0.68	5/21/13
	6,642	4,429	5/20/04	(1)	$1.36	5/20/14
	2,214	3,322	4/01/05	(1)	$2.71	4/01/15
	43,610	21,804	4/29/05	(2)	$6.78	4/29/15
	10,000	15,000	8/18/05	(1)	$12.19	8/18/15
Geoffrey M. Boyd							60,000	$1,188,600
	4,543	4,545	2/07/03	(1)	$0.68	2/06/13
	1,033	517	5/22/03	(1)	$0.68	5/21/13
	738	739	5/20/04	(1)	$1.36	5/20/14
	517	1,551	4/01/05	(1)	$2.71	4/01/15
	10,833	5,416	4/29/05	(2)	$6.78	4/29/15
	4,000	6,000	8/18/05	(1)	$12.19	8/18/15
Clifford D. Williams							20,000	$396,200
	—	26,999	2/07/03	(1)	$0.68	2/06/13
	—	2,953	5/22/03	(1)	$0.68	5/21/13
	—	1,477	5/20/04	(1)	$1.36	5/20/14
	—	2,215	4/01/05	(1)	$2.71	4/01/15
	45,984	22,992	4/29/05	(2)	$6.78	4/29/15
	2,400	3,600	8/18/05	(1)	$12.19	8/18/15
David A. Kunde							15,876	$314,504
	6,775	2,618	2/07/03	(1)	$0.68	2/06/13
	1,477	369	5/22/03	(1)	$0.68	5/21/13
	295	444	4/01/05	(1)	$2.71	4/01/15
	7,658	3,829	4/29/05	(2)	$6.78	4/29/15
	400	600	8/18/05	(1)	$12.19	8/18/15
Steven K. Wachter							30,574	$605,671
	—	1,715	2/07/03	(1)	$0.68	2/06/13
	—	370	5/22/03	(1)	$0.68	5/21/13
	—	444	5/20/04	(1)	$1.36	5/20/14
	—	665	4/01/05	(1)	$2.71	4/01/15
	—	2,681	4/29/05	(2)	$6.78	4/29/15
	2,400	3,600	8/18/05	(1)	$12.19	8/18/15

(1)          Each option vests 20% on the date of grant and 20% on each subsequent anniversary of the grant date.

(2)          Each option vests 33 1/3% on the date of grant and 33 1/3% on each subsequent anniversary of the grant date.

Aggregated Option Exercises and Stock Vested in Fiscal 2006

The following table shows information regarding option exercises by our named executive officers and the number and value of stock vested during the fiscal year ended December 31, 2006:

			Stock Awards
	Option Awards		Number of
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting	Value Realized on Vesting(1)
Richard A. Smith	164,825	$2,299,878	—	$—
Geoffrey M. Boyd	—	$—	—	$—
Clifford D. Williams	177,135	$2,425,515	—	$—
David A. Kunde	—	$—	876	$10,749
Steven K. Wachter	8,922	$114,568	574	$7,043

(1)          The reported dollar values are calculated by multiplying the number of shares subject to vesting by the closing price of our common stock on February 26, 2006, which was the vesting date.

Equity Plan Information

2002 Stock Incentive Plan

As of December 31, 2006, we were authorized to grant awards under our 2002 Stock Incentive Plan (the “2002 Plan”) with respect to 2,632,414 shares of our Common Stock. The 2002 Plan provides for grants of incentive stock options, non-statutory stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards and other stock-based awards to our employees, former employees, officers, directors, and consultants. The 2002 Plan is administered by the Compensation Committee, which has sole discretion and authority, consistent with the provisions of the 2002 Plan, to determine which eligible participants will receive awards, when awards will be granted, the terms of awards, and the number of shares that will be subject to awards. The purpose of the 2002 Plan is to enable the Company to attract, retain and reward the best-available persons, to provide participants with incentives to improve stockholder value and to contribute to the growth and financial success of the Company through their future services to the Company.

The exercise price of incentive stock options may not be less than the fair market value of the stock on the date of grant and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipient to receive the excess of the fair market value of our Common Stock on the exercise date over the fair market value on the date of grant.

Restricted stock entitles recipients to our Common Stock, generally subject to a risk of forfeiture upon termination of employment. Unrestricted stock may be issued to participants in recognition of past services or in lieu of cash compensation. Phantom stock awards are contractual rights that are equivalent in value to, but not actual shares of, Common Stock and may be conditioned on the achievement of performance goals and/or continued employment. Performance awards entitle recipients to acquire our Common Stock upon the attainment of specific performance goals.

Options and restricted stock awards are typically subject to vesting over four years or five years, with 20% of the award vesting on the grant date or the first anniversary of the grant date, respectively, and 20% of the award vesting on each subsequent anniversary of the grant date. Unless terminated sooner by our board of directors, the 2002 Plan will terminate on the tenth anniversary of the date it was adopted by our board of directors.

We currently maintain only the 2002 Plan, which has been approved by our stockholders. The following table provides information as of December 31, 2006 about outstanding options and shares reserved for future issuance under the 2002 Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (2002 Stock Incentive Plan)	838,709	$7.33	669,269
Equity compensation plans not approved by security holders	—	—	—
Total	838,709	$7.33	669,269

DIRECTOR COMPENSATION

The following cash compensation was paid to the directors listed for their participation on our Board of Directors during 2006:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Ian K. Loring	79,000	—	79,000
Louis L. Massaro(3)	79,000	21,416	100,416
Marvin C. Moses(3)	89,000	—	89,000
Mark E. Nunnelly	74,000	—	74,000
James P. TenBroek	74,000	—	74,000

(1)          The amounts reflect cash compensation earned in 2006 for Board and committee service.

(2)          The amount reflects the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) but disregards a forfeiture assumption as directed by SEC regulations for this purpose. The assumptions used to calculate the amount are set forth in Note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2007.

(3)          As of December 31, 2006, Mr. Massaro had 15,000 outstanding stock options and Mr. Moses had 3,841 stock awards outstanding.

Non-employee directors received no compensation in 2006 other than that above described. We do not have a retirement plan for directors and they receive no pension benefits.

Messrs. Smith and Williams receive compensation from the Company in the amounts set forth in “Proposal No. 1—Executive Compensation” and do not receive separate Board fees.

Potential Payments Upon Termination of Employment or Change in Control

We have executed employment agreements and/or change in control agreements with our named executive officers other than Mr. Williams:

Mr. Smith is party to a three-year employment agreement, dated May 23, 2005. Pursuant to the employment agreement, if Mr. Smith’s employment is terminated for reasons other than his willful misconduct or Mr. Smith voluntarily terminates his employment with good reason as described in his employment agreement within 24 months following a change of control of the Company, Mr. Smith is entitled to receive:

•       a lump sum cash payment equal to two times his average annual compensation;

•       continuation of coverage under our group medical, life and disability plans and any individual life insurance plans maintained by us until the earlier of 24 months from the date of termination or such time as Mr. Smith obtains comparable coverage; and

•       a lump sum cash payment equal to the sum of the amount by which the fair market value of any stock option that is forfeited or becomes unexercisable as a result of the termination exceeds the exercise price for such shares plus such additional amounts that would have been paid to Mr. Smith upon the exercise of such forfeited stock options had such options been exercisable and exercised on the date of termination.

The term “average annual compensation” means the higher of (i) the average annual salary payable to Mr. Smith for the calendar year in which the termination occurs and for the two immediately preceding years, plus the average annual bonus or incentive payments awarded to Mr. Smith over the same period or (ii) $200,000.

In addition, if a change of control occurs on or before November 22, 2008, Mr. Smith may require us to pay him up to $1,750,000 in exchange for his transfer to us of all of his outstanding stock options. The amount of such payment is based on the return of investment received by Bain Capital, Wind Point Partners and Stolberg Equity Partners in connection with the change of control transaction.

Mr. Boyd is party to a two-year employment agreement, dated March 7, 2000, as amended February 19, 2007 to extend the term of employment to April 30, 2009. If we terminate Mr. Boyd’s employment without cause prior to April 30, 2009, Mr. Boyd is entitled to severance equal to his then current base salary and the continuation of medical benefits for one year. In addition, the vesting of any of Mr. Boyd’s outstanding stock options would be accelerated by one year. In the event of a change of control of the Company, all of Mr. Boyd’s stock options will immediately vest and become exercisable.

Mr. Kunde is party to a change in control and severance pay agreement, dated April 21, 1999. If Mr. Kunde’s employment is terminated for reasons other than his willful misconduct or Mr. Kunde voluntarily terminates his employment with good reason as described in his change in control agreement within 24 months following a change of control of the Company, Mr. Kunde is entitled to receive a change of control payment calculated in the same manner as described above for Mr. Smith, but excluding the potential additional $1,750,000 payment to Mr. Smith. Mr. Kunde receives a base salary of $212,613 and he is eligible to receive an annual performance-based bonus up to 75% of his annual base salary, determined at the discretion of the Board or the Compensation Committee.

Mr. Wachter is party to an at-will employment agreement, dated July 19, 1999. In the event of a change of control of the Company, all of Mr. Wachter’s stock options will immediately vest and become exercisable. In addition, Mr. Wachter is party to a severance agreement that provides for a continuation of Mr. Wachter’s salary and benefits for a period of one year upon termination of Mr. Wachter’s employment by the Company without cause or upon Mr. Wachter’s resignation or constructive termination following a change in control of the Company.

The following table sets forth the dollar amount of payments and benefits that each named executive officer would receive in various circumstances triggering payments under his employment agreement or change in control severance agreement as if the triggering event has occurred as of December 31, 2006.

	Involuntary Termination	Death	Change in Control
Richard A. Smith
Lump-sum cash payment	$—	$—	$1,085,355
Continued bi-weekly salary payments	573,760	—	—
Benefits	10,296	—	30,893
Accelerated option vesting	—	885,170	885,170
Total	$584,056	$885,170	$2,001,418
Geoffrey M. Boyd
Continued bi-weekly salary payments	$277,552	$—	$277,552
Benefits	12,936	—	12,936
Accelerated option vesting	198,295	—	253,283
Total	$488,783	$—	$543,771
David A. Kunde
Lump-sum cash payment	$—	$—	$487,073
Benefits	—	—	32,805
Accelerated option vesting	—	—	119,198
Total	$—	$—	$639,076
Steven K. Wachter
Continued bi-weekly salary payments	$210,350	$—	$210,350
Benefits	14,094	—	14,094
Accelerated option vesting	—	—	121,815
Total	$224,444	$—	$346,259

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006:

•       The Compensation Committee was comprised of Messrs. Nunnelly and TenBroek;

•       None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•       None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $120,000;

•       None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•       None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•       None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 1, 2007, for:

•       each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•       each of the executive officers named in the Summary Compensation Table;

•       each of our directors and nominees to become a director; and

•       all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 1, 2007, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Eschelon Telecom, Inc., 730 Second Avenue South, Suite 900, Minneapolis, MN 55402.

Name of Beneficial Owner	Number		Percentage
5% Stockholders:
Bain Capital Fund VI, L.P.	3,718,919	(1)	20.59%
Wind Point Partners IV, L.P.	2,998,070	(2)	16.60%
Schroder Investment Management North America, Inc.	1,135,800	(3)	6.29%
Wells Fargo & Company	985,300	(4)	5.46%
Directors and Executive Officers:
Clifford D. Williams	271,910	(5)	1.50%
Richard A. Smith	195,716	(6)	1.08%
Marvin C. Moses	73,778	(7)	*
James P. TenBroek	3,018,070	(8)	16.60%
Mark E. Nunnelly	3,718,919	(9)	20.59%
Ian K. Loring	3,718,919	(10)	20.59%
Louis L. Massaro	13,334	(11)	*
Geoffrey M. Boyd	92,303	(12)	*
Steven K. Wachter	35,303	(13)	*
David A. Kunde	42,766	(14)	*
All Current Directors and Executive Officers as a Group (14 persons)	7,625,483	(15)	41.58%

                 * Denotes less than 1% beneficial ownership

       (1) Includes 401,975 shares of stock owned by BCIP Associates II, 151,649 shares of stock owned by BCIP Associates II-C, 68,812 shares of stock owned by BCIP Trust Associates II, 87,106 shares of stock owned by BCIP Associates II-B, 41,778 shares of stock owned by BCIP Trust Associates II-B, and 1,243 shares of stock owned by Sankaty High Yield Asset Partners, L.P., affiliates of Bain Capital Fund VI, L.P. Also includes 9,730 shares of stock owned by PEP Investments PTY Ltd., 37,552 shares of stock owned by RGIP, LLC. Bain Capital Fund VI, L.P. disclaims beneficial interest in those shares except to the extent of its pecuniary interest in each entity. Bain Capital’s address is 111 Huntington Avenue, Boston, MA 02199.

       (2) Includes 10,980 shares of stock owned by Wind Point Associates IV, L.P. and 22,277 shares of stock owned by Wind Point Executive Advisor Partners, L.P., affiliates of Wind Point Partners IV, L.P. Wind Point Partners IV, L.P. disclaims beneficial interest in those shares except to the extent of its pecuniary interest in each entity. Wind Point Partners’ address is One Towne Square, Suite 780, Southfield, MI 48076.

       (3) Includes 8,800 shares of common stock owned by Schroder Investment Management Ltd., an affiliate of Schroder Investment Management North America Inc. Schroder Investment Management North America Inc.’s address is 875 Third Avenue, 21st Floor, New York, NY 10022.

       (4) Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, CA 94104.

       (5) Includes 49,903 shares of common stock issuable upon exercise of vested options, 20,000 shares of unvested restricted stock and 202,007 shares of common stock.

       (6) Includes 95,716 shares of common stock issuable upon exercise of vested options and 100,000 shares of unvested restricted stock.

       (7) Includes 3,334 shares of common stock issuable upon exercise of vested options, 61,427 shares of stock beneficially owned by the Marvin C. Moses Trust and 9,017 shares of stock beneficially owned by the Moses Family Limited Partnership. Mr. Moses, a director, shares voting and dispositive control over those shares beneficially owned by the Marvin C. Moses Trust and the Moses Family Limited Partnership and disclaims beneficial interest in those shares except to the extent of his pecuniary interest. The address of Mr. Moses is P.O. Box 6506, Snowmass Village, CO 81615.

       (8) Includes 2,998,070 shares of stock beneficially owned by Wind Point Partners IV, L.P. and 20,000 shares of stock in his own name. Mr. TenBroek, a director, is a managing director of Wind Point Partners IV, L.P. Mr. TenBroek shares voting and dispositive control over shares beneficially owned by Wind Point Partners IV, L.P. and disclaims beneficial interest in those shares except to the extent of his pecuniary interest. Mr. TenBroek’s address is c/o Wind Point Partners, One Towne Square, Suite 780, Southfield, MI 48076.

       (9) Includes 3,718,919 shares of stock beneficially owned by Bain Capital Fund VI, L.P. Mr. Nunnelly, a director, is a managing director and member of Bain Capital Investors, LLC. Bain Capital Investors serves as the general partner of Bain Capital Partners VI, L.P., which is the general partner of Bain Capital Fund VI, L.P. Bain Capital Investors is also managing partner of each of BCIP Associates II, BCIP Trust Associates II, BCIP Associates II-B, BCIP Trust Associates II-B and BCIP Associates II-C. Mr. Nunnelly shares voting and dispositive control over shares owned by these entities and disclaims beneficial interest in such shares except to the extent of his pecuniary interest. Mr. Nunnelly’s address is c/o Bain Capital Fund VI, L.P., 111 Huntington Avenue, Boston, MA 02199.

(10) Includes 3,718,919 shares of stock beneficially owned by Bain Capital Fund VI, L.P. Mr. Loring, a director, is a managing director of Bain Capital Investors, LLC. Bain Capital Investors serves as the general partner of Bain Capital Partners VI, L.P., which is the general partner of Bain Capital Fund VI, L.P. Bain Capital Investors is also managing partner of each of BCIP Associates II, BCIP Trust Associates II, BCIP Associates II-B, BCIP Trust Associates II-B and BCIP Associates II-C. Mr. Loring shares voting and dispositive control over shares owned by these entities and disclaims beneficial interest in such shares except to the extent of his pecuniary interest. Mr. Loring’s address is c/o Bain Capital Fund VI, L.P., 111 Huntington Avenue, Boston, MA 02199.

(11) Includes 13,334 shares of common stock issuable upon the exercise of vested options.

(12) Includes 32,142 shares of common stock issuable upon exercise of vested options, 60,000 shares of unvested restricted stock and 161 shares of common stock.

(13) Includes 5,302 shares of common stock issuable upon the exercise of vested options, 30,000 shares of unvested restricted stock and one share of common stock.

(14) Includes 23,200 shares of common stock issuable upon the exercise of vested options, 15,000 shares of unvested restricted stock and 4,566 shares of common stock.

(15) The aggregate number of options exercisable within 60 days of March 1, 2007, for all executive officers and directors is 278,947.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment and Change of Control Agreements

We have employment agreements with certain of our named executive officers as described in “Proposal No. 1—Employment and Change of Control Agreements.”

In connection with a merger agreement that we signed with Integra Telecom Holdings, Inc. (“Integra”) on March 19, 2007, we and certain of our major stockholders (namely, Bain Capital Partners and Wind Point Associates), officers and directors entered into a voting agreement with Integra. Pursuant to the voting agreement, each participating stockholder agreed, among other things:

•       To vote his, her or its shares of our common stock to approve the merger agreement;

•       To vote against any other proposal or offer to acquire our company; and

•       Not to sell or transfer any of his, her or its Eschelon shares or grant any proxies or powers of attorney with respect to his, her or its shares that are inconsistent with his, her or its obligations under the voting agreement.

The stockholders signing the voting agreement own approximately 41% of the shares of our common stock outstanding. If the merger agreement is terminated for any reason, including by us in order to enter into a definitive agreement for an offer from a third party that our board of directors determines to be more favorable to our stockholders than the merger agreement, or if our board of directors changes its recommendation regarding the merger, the voting agreement will also terminate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2006 were timely met other than a Form 4 filed late by Mr. Oxley on September 6, 2006.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2007. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our outside auditors. The Audit Committee has adopted a policy which set forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained. The policy requires an individual review by the committee in advance of each service to be provided by Ernst & Young LLP.

In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of auditors.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Ernst & Young LLP

The following table summarizes fees for services rendered by Ernst & Young LLP during fiscal years 2006 and 2005:

	Fees
Service	2006	2005
Audit Fees(1)	$750,100	$672,883
Audit-Related Fees(2)	325,061	84,900
Tax Fees(3)	—	36,600
Total	$1,075,161	$793,783

(1)          Includes fees for the audit of our consolidated financial statements, quarterly reviews of our consolidated financial statements and for services normally provided by an independent registered public accounting firm for SEC filings. 2006 also includes fees related to the review of our internal controls over financial reporting in connection with our process to be compliant with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)          Audit-related fees are for assurance services for our 401(k) employee benefit plan and reviews of acquisition targets.

(3)          Tax fees are for tax compliance and planning services related to our federal and state income tax returns.

The Audit Committee is responsible for appointing our independent registered public accounting firm and overseeing the services it provides to us. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.

Unless marked otherwise, proxies received will be voted “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders must be received by J. Jeffery Oxley, Executive Vice President, Law & Policy, General Counsel and Secretary, Eschelon Telecom, Inc., 730 Second Avenue South, Suite 900, Minneapolis, MN 55402, no later than December 28, 2007.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing not less than 120 calendar days in advance of the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2006 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2006 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Eschelon Telecom, Inc., Attn: Investor Relations, 730 Second Avenue South, Suite 900, Minneapolis, MN 55402. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.eschelon.com.

By Order of the Board of Directors

J. Jeffery Oxley, Executive Vice President, Law & Policy, General Counsel and Secretary

April 27, 2007
Minneapolis, MN

ESCHELON TELECOM, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
THURSDAY, MAY 17, 2007 AT 2:00 P.M.

The undersigned holder of common stock, par value $0.01, of Eschelon Telecom, Inc. (the “Company”) hereby appoints Richard A. Smith and J. Jeffery Oxley, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 17, 2007 at 2:00 p.m. local time, at the U.S. Trust Building, 730 2nd Avenue South, Suite 900, Minneapolis, MN 55402, and at any adjournments or postponements of the Annual Meeting.  The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting.  The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

(SEE REVERSE SIDE)

(Reverse)

Annual Meeting of Stockholders
ESCHELON TELECOM, INC.

May 17, 2007

☒           Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” the Proposals.

1.                                       PROPOSAL NO. 1 — Election of Directors

☐	FOR all nominees listed below (except as marked to the contrary).

☐	Withhold authority to vote for all nominees listed below.

Nominees:  Richard A. Smith, Clifford D. Williams, Louis L. Massaro, Marvin C. Moses, Mark E. Nunnelly, Ian K. Loring and James P. TenBroek.

(INSTRUCTIONS:  to withhold authority to vote for any individual nominee, mark the “FOR” box and write that nominee’s name in the space provided below.)

2.                                       PROPOSAL NO. 2 — Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2007

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                       In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the Proposals are fully explained.

Signature:	Date:	Signature (if held jointly):	Date:

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies.  When shares are held as joint-tenants, both should sign.  When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such.  When signing as a corporation, please sign in full corporate name by President or other authorized officer.  When signing as a partnership, please sign in partnership name by an authorized person.